UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 11, 2019

The New Home Company Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36283	27-0560089
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

85 Enterprise, Suite 450, Aliso Viejo, California		92656
(Address of principal executive offices)		(Zip Code)

(949) 382-7800
Registrant’s telephone number, including area code
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Directors; Compensatory Arrangements of Certain Officers.

On February 11, 2019, the Compensation Committee (the "Committee") of the Board of Directors (the “Board”) of The New Home Company Inc. (the “Company”) engaged in a review of its executive compensation program with the assistance of its independent compensation consultant, Semler Brossy Consulting Group and approved the following:

2018 Bonuses. The Committee reviewed the results of its 2018 annual cash incentive compensation program (the “2018 bonus program”). The Company failed to meet the minimum threshold of the pre-established pre-tax income goal for payment of bonuses to the executive officers. Accordingly, the Committee determined that H. Lawrence Webb, the Company's Chief Executive Officer, and Thomas Redwitz, the Company's Chief Investment Officer, would receive no bonuses. The Committee approved a $175,000 discretionary bonus to each of Leonard Miller, the Company's President and Chief Operating Officer, and John Stephens, the Company's Chief Financial Officer, due to their respective contributions in 2018 and in acknowledgment of their continued value to the Company.
Restricted Stock Units. The Committee also adopted a revised new form of restricted stock unit award agreement (the “RSU Agreement”) for restricted stock units granted to certain executive officers under the Company’s Amended and Restated 2016 Incentive Award Plan (the “2016 Plan”). The RSU Agreement provides that in the event the executive’s employment is terminated without “cause” or for “good reason”, in either case, on or within 24 months following a change in control, then the restricted stock units will accelerate and become fully vested as of the date of termination.
The Committee approved grants of RSUs pursuant to the RSU Agreement to each executive is set forth in the table below. The RSUs will vest in three equal installments on each of the first three anniversaries of the grant date, subject to continued service on the applicable vesting date, and when vested, each unit entitles the executive to one share of the Company’s common stock. The grants will be made, in accordance with the Company's equity grant policy, on the date that is two trading days after the Company's earnings release reporting its 2018 results.

Name and Title	Number of RSUs
H. Lawrence Webb, Chief Executive Officer	20,548
Leonard Miller, President and Chief Operating Officer	18,836
John M. Stephens, Chief Financial Officer	15,068

RSU Award Agreement Amendments. The Committee also approved an amendment to restricted stock unit awards granted pursuant to the Company’s 2014 Long-Term Incentive Plan (the “2014 Plan”) or the 2016 Plan that are outstanding as of February 11, 2019, such that the awards will vest in full on a termination of service without “cause” or for “good reason”, in either case, that occurs on or within 24 months following a change in control.
Stock Options. The Committee also approved a form stock option agreement (the “Stock Option Agreement”) and the grant of stock options to certain named executive officers, pursuant to the 2016 Plan and Stock Option Agreement. The number of shares underlying each stock option granted to each executive is set forth in the table below. Each stock option will vest in three equal installments on each of the first three anniversaries of the grant date, subject to continued service through the applicable vesting date. The grants will be made, in accordance with the Company's equity grant policy, on the date that is two trading days after the Company's earnings release reporting its 2018 results.

Name and Title	Number of Stock Options
H. Lawrence Webb, Chief Executive Officer	81,801
Leonard Miller, President and Chief Operating Officer	74,984
John M. Stephens, Chief Financial Officer	59,987

Under the Stock Option Agreement, and other than as provided below, upon the executive’s termination of service without “cause” or for “good reason”, each as defined in the Stock Option Agreement, or a termination of service due to death or disability, then the stock option will vest and become exercisable with respect to the number of shares underlying the option that would have become vested and exercisable on the first vesting date after such termination of service, had the executive remained in service through such date. However, if such termination without cause or for good reason occurs on or within 24 months following a change in control, then the option will accelerate and become fully vested and exercisable as of the date of termination.

If the executive’s service is terminated due to his “retirement”, as defined in the Stock Option Agreement, then the option will vest and become exercisable with respect to the number of shares underlying the option equal to (i) the number of shares underlying the option that would have become vested and exercisable on the first vesting date after such termination of service, had the executive remained in service through such date, multiplied by (ii) the product of (A) 1/12, and (B) the number of whole months between the vesting date immediately preceding such termination of service and the date of termination.

Base Salary Increase. The Committee approved an increase in the annual base salary for Leonard Miller, the Company’s President and Chief Operating Officer, from $500,000 to $550,000, effective upon the first pay period following February 11, 2019, due to his promotion to President and his assumption of all day-to-day aspects of the Company's operations.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 15, 2019

The New Home Company Inc.

	By	/s/ Miek Harbur
Miek Harbur, Vice President, General Counsel and Secretary